Exhibit 99.1

Weyerhaeuser Names Rhonda Hunter Senior Vice President, Timberlands
FEDERAL WAY, Wash. (Dec. 13, 2013) - Weyerhaeuser Company (NYSE: WY) today announced the appointment of Rhonda Hunter as senior vice president, Timberlands, effective Jan. 1, 2014. Hunter succeeds Tom Gideon, who will be retiring in February 2014.

Hunter has been vice president of Weyerhaeuser’s Southern Timberlands operations since 2010. Prior to that role, she held a number of leadership roles in a variety of disciplines for our Southern Timberlands operations, including planning and inventory, regional timberlands management, environmental and work systems, finance, and land acquisition.

“Rhonda is a proven leader with deep experience in maximizing value from timberlands and I know she will bring a fresh perspective and valuable expertise to this critical role,” said Doyle Simons, Weyerhaeuser president and chief executive officer. “I want to thank Tom for the 35 years of strong leadership he has brought to this company and we wish him all the best in his retirement.”
About Rhonda Hunter
Rhonda Hunter has been vice president, Southern Timberlands, since 2010. Prior to that role, she held a number of leadership positions in the Southern Timberlands organization, including director of inventory and planning, region manager for Arkansas/Oklahoma, environmental and work systems manager for Arkansas/Oklahoma, finance and planning manager for Mississippi/Alabama, and land acquisition and exchange manager. Hunter joined Weyerhaeuser in 1987 as an accountant. She holds a Bachelor of Science in Accounting from Henderson State University.
About Tom Gideon
Thomas F. Gideon joined Weyerhaeuser in 1978 and has held a number of senior leadership positions throughout his career with the company, including leading the Timberlands business from 2005 to 2007 and again from 2010 to 2013. Between 2007 and 2010 he led company’s Containerboard, Packaging and Recycling segment until it was sold and then took on responsibility for the company’s Wood Products segment. Gideon spent his initial years with the company holding a variety of human resources and sales management positions in Wood Products until joining the Timberlands team in 1996, where he held leadership roles in Sales and Marketing and Western Timberlands.
About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.